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                                                                     Exhibit 2.4

                               PURCHASE AGREEMENT

                                     between

                                 MEDSCAPE, INC.

                                       and

                      the holders of all of the membership

                                  interests of

                     HEALTHCARE COMMUNICATIONS GROUP, L.L.C.

                          Dated as of October 27, 1998

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                                TABLE OF CONTENTS

ARTICLE I   Purchase and Sale of the Interests...............................2
      1.1   Purchase and Sale................................................2
      1.2   Purchase Price...................................................2
      1.3   Closing..........................................................3
      1.4   Sellers' Representative..........................................4

ARTICLE II  Representations and Warranties of the Sellers....................5
      2.1   Organization; Standing and Power; Business of the Company........5
      2.2   No Conflicts.....................................................5
      2.3   Capitalization...................................................6
      2.4   Right to Transfer................................................7
      2.5   Binding Effect...................................................7
      2.6   Other Equity Interests...........................................8
      2.7   Financial Statements, Books and Records and Accounts Receivable..8
      2.8   Taxes............................................................9
      2.9   Legal Proceedings...............................................10
      2.10  Labor and Employee Benefit Matters..............................11
      2.11  Compliance with Laws............................................16
      2.12  Insurance.......................................................16
      2.13  Contracts.......................................................17
      2.14  Affiliate Transactions..........................................18
      2.15  Properties......................................................19
      2.16  Information Technology..........................................19
      2.17  Data and Intellectual Property..................................20
      2.18  Bank Accounts...................................................20
      2.19  Website Traffic.................................................20
      2.20  Absence of Certain Changes......................................21
      2.21  Relationship with Advertisers, Suppliers and Customers..........23
      2.22  Undisclosed Liabilities.........................................23
      2.23  Finder's Fees...................................................24
      2.24  No Material Omissions...........................................24

ARTICLE III Representations and Warranties of the Purchaser.................25
      3.1   Organization; Standing and Power; Business of the Purchaser.....25
      3.2   No Conflicts....................................................25
      3.3   Capitalization..................................................26
      3.4   Due Authorization of the Shares.................................26
      3.5   Binding Effect..................................................27
      3.6   Other Equity Interests..........................................27
      3.7   Financial Statements, Books and Records and Accounts
            Receivable......................................................27
      3.8   Taxes...........................................................28
      3.9   Legal Proceedings...............................................29

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      3.10  Labor and Employee Benefit Matters..............................30
      3.11  Compliance with Laws............................................34
      3.12  Insurance.......................................................34
      3.13  Contracts.......................................................34
      3.14  Properties......................................................34
      3.15  Intellectual Property...........................................35
      3.16  Website Traffic.................................................35
      3.17  Absence of Certain Changes......................................35
      3.18  Relationship with Advertisers, Suppliers and Customers..........36
      3.19  Undisclosed Liabilities.........................................36
      3.20  Finder's Fees...................................................37
      3.21  No Material Omissions...........................................37

ARTICLE IV  Covenants.......................................................38
      4.1   The Sellers' Confidentiality Obligations........................38
      4.2   No Solicitation of Employees or Consultants, Non-Interference...39
      4.3   Taxes...........................................................41
      4.4   Covenant Not to Compete.........................................41
      4.5   Tax Matters.....................................................42

ARTICLE V   Conditions to Obligations.......................................44
      5.1   Conditions to Sellers' Obligations..............................44
      5.2   Conditions to the Purchaser's Obligations.......................45

ARTICLE VI  Indemnification.................................................47
      6.1   Indemnification by Sellers......................................47
      6.2   Indemnification by the Purchaser................................48
      6.3   Indemnity Procedure for Third Party Claims......................48
      6.4   Tax Indemnification.............................................50
      6.5   Waiver of Right to Contribution.................................51
      6.6   Sole Remedy.....................................................51

ARTICLE VII Miscellaneous...................................................51
      7.1   Expenses........................................................51
      7.2   Interpretation..................................................51
      7.3   Further Assurances..............................................52
      7.4   Amendment and Waiver............................................52
      7.5   Notice..........................................................52
      7.6   Survival of Representations, Warranties and Covenants...........53
      7.7   Binding Agreement; Assignment...................................54
      7.8   Severability....................................................55
      7.9   Captions........................................................55
      7.10  Counterparts....................................................55
      7.11  Governing Law...................................................55
      7.12  Remedies........................................................56

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      7.13  Public Announcements............................................57
      7.14  Entire Agreement; Termination of All Prior Agreements
            Between Company and Sellers.....................................57

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                               INDEX TO EXHIBITS

      Exhibit A               Amended and Restated Stockholders Agreement

      Exhibit B               Form of Employment Agreement with Jeffrey
                              Drezner, M.D., Ph.D.

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                              INDEX TO SCHEDULES

      HCG Schedules:

      Schedule 1.1      -     Interest in HCG to be sold by each Seller
      Schedule 1.2(a)   -     Portion of Cash Purchase Price Payable
                              to each Seller
      Schedule 1.2(b)   -     Number of Medscape Shares Deliverable
                              to each Seller
      Schedule 2.1      -     Description of Business of HCG
      Schedule 2.7(a)   -     HCG Balance Sheets
      Schedule 2.7(b)   -     HCG Income Statements
      Schedule 2.8      -     Taxes - HCG
      Schedule 2.9      -     Legal Proceedings - HCG
      Schedule 2.10     -     Labor and Employee Benefit Matters - HCG
      Schedule 2.11     -     Violations of Law - HCG
      Schedule 2.12     -     Insurance - HCG
      Schedule 2.13     -     Contracts - HCG
      Schedule 2.14     -     Affiliate Transactions - HCG
      Schedule 2.15     -     Real Property - HCG
      Schedule 2.16     -     Information Technology - HCG
      Schedule 2.17     -     Data and Intellectual Property - HCG
      Schedule 2.18     -     Bank Accounts - HCG
      Schedule 2.20     -     Adverse Changes - HCG
      Schedule 2.21     -     Major Customers of HCG; Relationship with
                              Customers and Suppliers
      Schedule 2.22     -     Undisclosed Liabilities - HCG

      Medscape Schedules:

      Schedule 3.1      -     Description of Medscape Business
      Schedule 3.3      -     Capitalization of Medscape
      Schedule 3.7(a)   -     Medscape Balance Sheets
      Schedule 3.7(b)   -     Medscape Income Statements
      Schedule 3.8      -     Taxes - Medscape
      Schedule 3.9      -     Legal Proceedings - Medscape
      Schedule 3.10     -     Labor and Employee Benefit Matters - Medscape
      Schedule 3.11     -     Violations of Law - Medscape
      Schedule 3.14     -     Real Property Leasehold Interests - Medscape
      Schedule 3.15     -     Intellectual Property - Medscape
      Schedule 3.17     -     Adverse Changes - Medscape
      Schedule 3.18     -     Relations with Customers and Suppliers - Medscape
      Schedule 3.19     -     Undisclosed Liabilities - Medscape

                               PURCHASE AGREEMENT

            THIS PURCHASE AGREEMENT (this "Agreement"), dated as of October ___, 1998, by and between MEDSCAPE, INC., a New York corporation with offices at 134 West 29th Street, New York, New York 10001 (the "Purchaser"), and each of the individuals listed on the signature page hereto (each, a "Seller" and, collectively, the "Sellers"),

                             W I T N E S S E T H :

            WHEREAS, the Sellers own collectively all of the issued and outstanding membership interests of HEALTHCARE COMMUNICATIONS GROUP, L.L.C., a Maryland limited liability company (the "Company");

            WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the issued and outstanding membership interests of the Company;

            NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

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                                    ARTICLE I

                       Purchase and Sale of the Interests

            1.1 Purchase and Sale. At the Closing (as defined in Section 1.3 hereof) and upon the terms and subject to the conditions of this Agreement, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, all (but not less than all) of the membership interests of the Company (the "Interests"). In order to accomplish such transaction, each Seller shall sell to the Purchaser the Interests set forth opposite such Seller's name on
Schedule 1.1 hereto.

            1.2 Purchase Price. At the Closing, in consideration of the sale of the Interests by the Sellers:

            (a) Cash Purchase Price. The Purchaser shall pay to the Sellers, in the manner set forth in Section 1.4 hereof, the aggregate sum of One Million Seventy- Five Thousand ($1,075,000) Dollars (the "Cash Purchase Price") in cash. The portion of the Cash Purchase Price payable to each Seller shall be the amount set forth opposite such Seller's name on Schedule 1.2(a) hereto.

            (b) In Kind Purchase Price. The Purchaser shall issue and deliver to the Sellers an aggregate of 730,174 shares (the "Shares") of the Purchaser's non-voting Class B Common Stock (the "In Kind Purchase Price"). The Purchaser and the Sellers agree that the Shares have a fair market value of $0.86 per share as of the date of this Agreement and agree to report for Tax purposes consistent with this valuation. The portion of the Shares deliverable to each Seller shall be as set forth on Schedule 1.2(b) hereto.


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            1.3 Closing. The closing of the sale and purchase of the Interests
(the "Closing") shall take place at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York, at 10:00 a.m. on the date hereof (the "Closing Date"). At the Closing,

            (a) the Purchaser shall:

                  (i) pay to the Sellers the Cash Purchase Price in immediately available funds by wire transfer to payment accounts designated by the Sellers' Representative (as defined in Section 1.4 below);

                  (ii) pay the In Kind Purchase Price by delivering to each Seller the number of Shares set forth opposite such Seller's name on Schedule 1.2(b) hereof;

                  (iii) deliver to the Sellers' Representative the certificates of an executive officer of the Purchaser described in Sections 5.1(a) and (b) hereof;

                  (iv) deliver to the Sellers' Representative an amended and restated stockholders' agreement (the "Amended and Restated Stockholders' Agreement"), duly executed by all parties thereto necessary to effect the amendments therein other than the Sellers, in the form attached hereto as Exhibit A; and

                  (v) deliver to the Sellers such other documents as the Sellers' Representative or the Sellers' counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

            (b) each of the Sellers shall deliver, or cause to be delivered, to the Purchaser:


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                  (i) instruments of transfer, assignment and conveyance in form and substance satisfactory to the Purchaser and its counsel, evidencing the sale of the Interests to the Purchaser;

                  (ii) the certificates of the Sellers' Representative described in Sections 5.2(a) and (b) hereof;

                  (iii) the Amended and Restated Stockholders' Agreement, duly executed by each of the Sellers; and

                  (iv) such other documents as the Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

            1.4 Sellers' Representative. Each of the Sellers hereby constitutes and appoints Jeffrey L. Drezner, M.D., Ph.D., as the representative and attorney-in-fact of such Seller (the "Sellers' Representative") with full power and authority to act for all Sellers under this Agreement including to do and perform such acts as are specifically required by this Agreement to be performed by the Sellers' Representative. The Sellers' Representative shall not be liable to any other Seller for any actions taken by him pursuant to this power of attorney except in the case of his willful misconduct. The Sellers' Representative may, on behalf of all Sellers, execute amendments to this Agreement or waivers of any of the provisions hereof; provided that any such amendment or waiver does not adversely affect one or more Sellers in a manner which is materially different than each other Seller. This power of attorney shall be deemed coupled with an interest, shall survive and not be affected by the bankruptcy or disability of any Seller, and shall extend to each Seller's successors.


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                                   ARTICLE II

                  Representations and Warranties of the Sellers

            Each of the Sellers, severally with respect to Sections 2.4 and 2.5, and jointly and severally with respect to all other sections of this Article II, hereby represents and warrants to the Purchaser as follows:

            2.1 Organization; Standing and Power; Business of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, with all requisite limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to own its properties and to conduct its business as presently conducted and as presently proposed to be conducted. The Sellers' Representative has delivered to the Purchaser true, correct and complete copies of the limited liability company agreement of the Company, including all amendments (the "LLC Agreement") and the Certificate of Formation of the Company. The business of the Company consists solely of the business described on Schedule 2.1 hereto and related activities (the "Business"). The Company was formed on November 17, 1995.

            2.2 No Conflicts. The execution, delivery and performance by such Seller of this Agreement, the consummation of the transactions contemplated hereby and compliance by such Seller with the terms hereof will not (a) violate, conflict with, cause an event of default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any lien, mortgage, security interest, charge, encumbrance or restriction (a "Lien") on any asset of the Company or on any Interest under any agreement,


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instrument, license, franchise, judgment, order, law, rule or regulation by which such Seller or the Company is bound or to which the Company's property is subject, or (b) violate or conflict with the LLC Agreement or Certificate of Formation of the Company.

            2.3 Capitalization.

            The only equity interests in the Company are the Interests. The Interests are valid membership interests entitled to the rights, powers and privileges set forth in the LLC Agreement. Except for the obligations set forth in this Agreement, no party has any right or obligation to purchase or sell, or any option or similar right to purchase, any membership interest in the Company. The Interests are freely transferable to the Purchaser pursuant to the terms of this Agreement. The Company has not issued any securities other than the Interests. The Interests were not issued in violation of any federal or state securities law or any other legal requirement. Other than this Agreement, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from the Company or any Seller of any membership interests of the Company or any other securities of the Company or obligating the Company to issue, repurchase or otherwise acquire any membership interests of the Company or any other securities of the Company or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire any membership interests of the Company or any other securities of the Company.

            2.4 Right to Transfer. Such Seller now has, and will have at Closing, good and valid legal title to the Interest set forth opposite such Seller's name on


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Schedule 1.1 hereto and full beneficial ownership thereof and full legal right and power to transfer and deliver to the Purchaser such Interest in the manner provided in this Agreement, and upon the purchase of such Interest pursuant to the terms of this Agreement, the Purchaser will receive good and valid legal title thereto and full beneficial ownership thereof, free and clear of all Liens, restrictions, encumbrances and rights of others of any kind other than those created or permitted by the Purchaser.

            2.5 Binding Effect. Such Seller has all requisite capacity and authority to execute this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller. The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby by the Sellers do not and will not require the approval of any other party. Assuming the due execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to the enforcement of creditor's rights generally, the availability of equitable remedies and to general equity principles.

            2.6 Other Equity Interests. The Company does not have, and has not had at any time, any direct or indirect equity interest in any other corporation, partnership, joint venture, limited liability company or other entity or any commitment to acquire any such equity interest.

            2.7 Financial Statements, Books and Records and Accounts Receivable.


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            (a) The unaudited balance sheet of the Company as of December 31,
1997 and the unaudited balance sheet (the "HCG Interim Balance Sheet") of the Company as of September 30, 1998 (the "HCG Interim Date"), annexed hereto as
Schedule 2.7(a) (collectively the "HCG Balance Sheets") have been prepared from the books and records of the Company and fairly present in all material respects the financial position of the Company as of the respective dates thereof in conformity with generally accepted accounting principles consistently applied ("GAAP") (except as noted on Schedule 2.7(a)), and include all adjustments required for a fair presentation.

            (b) The unaudited statement of income of the Company for the year ended December 31, 1997 and the unaudited statement of income for the Company for the nine months ended September 30, 1998, annexed hereto as Schedule 2.7(b) (collectively the "HCG Income Statements" and, together with the HCG Balance Sheets, the "HCG Financial Statements") have been prepared from the books and records of the Company and fairly present in all material respects the results of operations of the Company for the periods covered thereby in conformity with GAAP (except as noted on Schedule 2.7(b)), and include all adjustments required for a fair presentation.

            (c) The books of account, membership interest record books, and other records of the Company, all of which have been made available to the Purchaser by the Sellers, are true, correct and complete.

            2.8 Taxes. Except as set forth on Schedule 2.8, (a) the Company has timely paid and will timely pay all Taxes (as defined below) required to be paid on or before the Closing Date by the Company for all periods up to and including the Closing Date, has accrued for all Taxes for all periods up to and including the Closing Date


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which Taxes are not required to be paid on or before the Closing Date, has timely withheld or collected and will timely withhold or collect all Taxes required to be withheld or collected on or before the Closing Date by the Company for all periods up to and including the Closing Date, has timely deposited and will timely deposit all Taxes required to be deposited on or before the Closing Date by the Company for all periods up to and including the Closing Date, and has timely filed and will timely file all material Tax returns required to be filed on or before the Closing Date by the Company with respect to such Taxes for all periods up to and including the Closing Date and each such return was or will be when filed true, correct and complete in all material respects, (b) to the knowledge of such Seller, no notice of any proposed adjustment or notice of underpayment has been issued by any Governmental Entity (as hereinafter defined) with respect to any such Taxes, (c) to the knowledge of such Seller, no claim has been asserted, proposed or threatened with respect to any such Taxes that remain outstanding, (d) no extension of the time for assessment of any such Taxes has been requested or granted (other than any such extension that is no longer in effect), (e) no protests are pending with respect to any such Taxes, (f) there are no Liens for Taxes (except Liens for Taxes not yet due) on any assets of the Company, and no action, proceeding or investigation has been instituted or, to the knowledge of such Seller threatened, against the Company which would give rise to any such Lien and (g) to the knowledge of such Seller, no audit, action or proceeding or investigation of the Company relating to any Tax is currently ongoing and no audit of the Company relating to any Tax has been undertaken within the preceding five years. The Sellers have provided to the Purchaser all Federal and state income tax returns filed by the Company since January 1, 1995 and will make available any documentation ancillary


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thereto reasonably requested by the Purchaser. The Company (i) has been filing both Federal and state partnership tax returns to the extent required by law since its inception and (ii) has not elected to be taxed as a corporation for the current or any future tax period. For purposes of this Agreement, "Tax" means any obligation or liability (including any tax, withholding, fee or excise imposed by any Governmental Entity (as hereinafter defined), including any gross or net income, franchise, employment-related, real or personal property, transfer, intangibles, documentary, gains, sales or use tax, together with any and all interest, penalties and additions imposed with respect thereto.

            2.9 Legal Proceedings. Schedule 2.9 sets forth a true, correct and complete list of all claims, suits, actions, arbitrations, legal, administrative and other proceedings, and, to the knowledge of such Seller, governmental investigations, to which the Company or such Seller is a party or which, to the knowledge of such Seller, are specifically applicable to such Seller or the Company or any of its properties, assets, operations or Business or any of the transactions contemplated by this Agreement and which are currently pending or were pending at any time since the date of the Company's formation. To such Seller's knowledge, (i) no claim, suit, action, arbitration, proceeding or investigation of the nature or relating to the matters described in the preceding sentence has been threatened and (ii) there is no basis for any suit, action, arbitration, proceeding or investigation of such nature or relating to such matters. Except as described on Schedule 2.9 hereto, neither the Company nor such Seller is in default under any judgment, order, writ, injunction or decree of any court, arbitrator, administrative agency or commission or governmental body, agency, official or authority, domestic or foreign (a "Governmental Entity") specifically applicable to


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such Seller or the Company or any of its properties, assets, operations or business, and there is no such judgment, order, writ, injunction or decree of any kind in effect enjoining or restraining the Company or any member or officer of the Company from taking any action of any kind. To the knowledge of such Seller, no material distributed by the Company prior to the Closing Date contains any material that is libelous or an invasion of privacy or infringes any similar right of any third party.

            2.10 Labor and Employee Benefit Matters.

            (a) Schedule 2.10 hereto contains a true and complete list of (i) each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee pension or welfare benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, which is now sponsored, maintained, contributed to or required to be contributed to, by the Company or pursuant to which the Company has, or could reasonably be expected to have, any liability, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Benefit Plan"); and (ii) each management, employment, bonus, option, equity (or equity related), severance, consulting, noncompete, confidentiality or similar agreement or contract currently in effect between the Company and any current, former or retired employee, officer, consultant, independent contractor, agent or partner of the Company (each an "Employee Agreement"). The Company does not currently sponsor, maintain, contribute to, nor is it required to contribute to, nor has the Company ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to,


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(i) any "defined benefit plan" (as defined in ERISA Section 3(35)), (ii) any
"multiemployer plan" (as defined in ERISA Section 3(37)) or any plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA), (iii) any plan that is, is intended to be, or has ever been treated as a "qualified plan" (within the meaning of Section 401(a) of the Code) or any plan that is, is intended to be, or has ever been treated as a plan subject to Title IV of ERISA, or (iv) any Benefit Plan or Employee Agreement which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee (or spouse or dependent thereof) upon or following the employee's retirement or termination of employment, except as required by
Section 4980B of the Code or Part 6 of Title I of ERISA.

            (b) The Company is not and has never been (i) a member of a "controlled group of companies," under "common control" or an "affiliated service group" within the meaning of Sections 414(b), (c) or (m) of the Code,
(ii) required to be aggregated under Section 414(o) of the Code, or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing sections, in each case with any other entity.

            (c) The Company has provided to the Purchaser accurate and complete copies of all documents embodying or relating to each Benefit Plan and each Employee Agreement, including all amendments thereto, trust or funding agreements relating thereto, the two most recent annual reports required under ERISA, the most recent determination letter received from the Internal Revenue Service, if any, and the most recent summary plan description (with all material modifications).


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            (d) All contributions required to be made to or with respect to any
Benefit Plan or Employee Agreement by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan or Employee Agreement, for any period through the Closing Date have been or, as applicable, shall be, timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, shall be fully disclosed on Schedule 2.10.

            (e) Each Benefit Plan is currently, and has been at all times prior to the Closing Date, maintained substantially in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code. There is not now, nor to such Seller's knowledge do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Benefit Plan or Employee Agreement or the imposition of any Lien on the assets of the Company under applicable law, including, without limitation, ERISA and the Code.

            (f) Except as set forth on Schedule 2.10, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events directly related to the transactions contemplated by this Agreement) constitute an event under any Benefit Plan or Employee Agreement that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee or former employee or any spouse or dependent thereof.


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

            (g) Schedule 2.10 hereto lists all current employees of the Company. Except as set forth on Schedule 2.10, (i) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by them to the date hereof, (ii) the Company is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, (iii) the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, (iv) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of such Seller, threatened, against or involving the Company, and (v) to the knowledge of such Seller, no salaried key employee has any plans to terminate his or her employment with the Company.

            (h) For purposes of this Section 2.10, the term "employee" shall be considered to include individuals rendering personal services to the Company as independent contractors.

            (i) Schedule 2.10 contains a true, correct and complete list of the name of each individual who is employed by the Company on the date hereof along with his or her current job title, base compensation, eligibility for bonus compensation or any other compensation, date of hire, last date and amount of increase in compensation, any employee benefit which is not generally available to employees of the Company and employment address. Schedule 2.10 contains a true, correct and complete list of persons currently rendering services to the Company, or who have rendered services to the Company since the formation of the Company for which the Company is obligated to issue a Form 1099, as consultants or independent contractors, along with information regarding compensation and reimbursement levels for each such person during all such periods, and each such person who was classified as a consultant or an independent contractor was properly so classified under applicable laws and regulations and no federal, state or local taxes should have been withheld from any payment made to any such person which were not withheld.

            (j) Except as set forth on Schedule 2.10, with respect to each Benefit Plan or Employee Agreement, there have been no "prohibited transactions" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) and no fiduciary with respect to any Benefit Plan or Employee Agreement has incurred, or to such Seller's knowledge can reasonably be expected to incur, liability for a breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. Further, no action, suit, proceeding, or hearing, or to such Seller's knowledge, investigation with respect to any Benefit Plan or Employee Agreement is pending or, to the knowledge of such Seller, threatened. None of the members, officers or employees of the Company has, nor does such Seller have, any knowledge of any existing circumstances that could reasonably be expected to give rise to any action, suit, proceeding, hearing, or investigation involving a Benefit Plan or Employee Agreement.

            2.11 Compliance with Laws. The conduct of the Business complies in all material respects with (a) all statutes, laws, regulations, ordinances, rules, licenses, judgments, orders or decrees applicable thereto (including regulations promulgated by the Food and Drug Administration), including compliance with any government contractor affirmative action plan, if applicable, and (b) the LLC Agreement and Certificate of Formation of the Company. Except as set forth on Schedule 2.11, the Company has not received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order, decree or license applicable thereto or to its properties from any Governmental Entity or other person and such Seller has no knowledge of any such violation.

            2.12 Insurance. The Company maintains insurance policies with insurers, in such amounts and against such risks of the Company as are customary and reasonable for the Business and its assets. Schedule 2.12 lists and describes briefly all policies of liability, theft, fire, title, workers' compensation and other forms of insurance and surety bonds insuring the Company or the employees, properties, assets and Business of the Company. All policies listed in Schedule 2.12 are in full force and effect; no such policy or the future proceeds thereof has been assigned to any other person; and all premiums and other payments due under or on account of any such policy have been paid except where the failure to make such payment would not result in the termination of any such policy.

            2.13 Contracts. Except as set forth on Schedule 2.13, the Company is not a party to or bound by any written or oral (a) employment or consulting agreement; (b) joint venture or partnership contract or agreement; (c) contract or agreement restricting the right of the Company to compete with any other person or entity, which would apply after the Closing; (d) any loan agreement, indenture, promissory note or conditional sales agreement or any pledge, security agreement, deed of trust, financing statement or any other document granting or evidencing a Lien on any assets of the

Company; (e) any guarantee, assumption of an obligation for borrowed money or purchase money indebtedness or other obligation of reimbursement of any maker of a letter of credit; (f) contract, agreement or commitment providing for the purchase or sale of assets outside the ordinary course of business; (g) agreement, contract or commitment relating to capital expenditures in excess of $5,000 in any single case or $10,000 in the aggregate; (h) licenses, whether as licensor or licensee, of any material invention (whether patented or not), trade secret, know-how, copyright, trademark or trade name or other intellectual property, except for pre-packaged software; (i) lease or sublease of, or option relating to, real estate; (j) lease as lessee or lessor of personal property;
(k) capitalized lease or sale-leaseback; (l) data licensing, distribution, supply or development agreement or Internet or web-site agreement; (m) royalty agreement; (n) any revocable or irrevocable power of attorney; (o) software agreement, except for pre-packaged software; (p) promotional agreement; (q) other contract or agreement entered into other than in the ordinary course of business; or (r) other contract or agreement providing for payments to or from the Company in excess of $25,000 in the aggregate or requiring one year or longer to perform. All of the foregoing types of contracts and agreements are hereinafter referred to as "Contracts." Except as set forth thereon, each Contract set forth on Schedule 2.13 is in full force and effect and, to the knowledge of such Seller is legal, valid and binding and enforceable against each other person or party thereto. Except as set forth on Schedule 2.13, the Company is not nor, to the knowledge of such Seller, is any other party to any such Contract, in material breach thereof or default thereunder and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by the Company or, to the knowledge of such Seller, by any other party to any such Contract. Except as set forth on Schedule 2.13, the Sellers' Representative has delivered or made available to the Purchaser true, correct and complete copies of each of such written Contracts or provided summaries of any such oral Contracts.

            2.14 Affiliate Transactions. Except as disclosed in Schedule 2.14,
(a) neither any Seller nor any of their respective Affiliates has provided or caused to be provided, and does not currently provide or cause to be provided, to the Company any assets, services (other than as an employee or partner) or facilities or has made any payments to or on behalf of the Company and (b) the Company has not provided or caused to be provided, and does not currently provide or cause to be provided, to any Seller or any Seller's Affiliates any assets, services or facilities or has made any payment (other than member distributions, salary, bonus or business expense reimbursement payments made to a Seller in the ordinary course of business) to or on behalf of any Seller or any Seller's Affiliates. An "Affiliate" of any party means any person or entity directly or indirectly controlling, controlled by or under common control with such party and shall include any officer, director, member, partner or other equity holder of any such entity and the spouse or any issue of a natural person or any trust for their benefit. As used in this Agreement, the term "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity, including a Governmental Entity.

            2.15 Properties. Schedule 2.15 contains a true, correct and complete list of all real property leasehold interests of the Company (the "Leasehold Interests"). The Company has the legal right to possess and quietly enjoy the real property in which it has Leasehold Interests and has received no notice from any person asserting any claim or right inconsistent therewith. The Company has never owned in fee any interest in real property.

            2.16 Information Technology. Schedule 2.16 set forth a list and brief description of all computer hardware, software and networks used by the Company and identifies which are owned by the Company directly and which are licensed to the Company for use. Except as set forth on Schedule 2.16, the Company has the unrestricted right to use all software associated with its databases.

            2.17 Data and Intellectual Property.

            (a) Except as set forth in Schedule 2.17, the Company has the unrestricted right to use and holds the copyright to all of the data which comprise all of its databases including data taken directly from any and all external sources as well as derived data.

            (b) Except as set forth on Schedule 2.17, (i) the Company has not been sued or charged or been a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any intellectual property rights, (ii) to the knowledge of such Seller, there are no other claims that the Company is infringing any existing patent, trademark or copyright or any basis for any such claim, without regard to whether any such patent, trademark or copyright is ultimately found to be valid, and (iii) to the knowledge of such Seller, the use of intellectual property rights in connection with the Business, as currently being conducted, does not infringe the patent, trademark, copyright or any other right of any third party.

            2.18 Bank Accounts. Schedule 2.18 sets forth a true, correct and complete list of each bank at which the Company has an account or safe deposit box and the address of each such bank, the number of such account or box and the name of each individual authorized to draw on or have access thereto.

            2.19 Website Traffic. The website traffic statistics set forth on the report dated October 3, 1998, previously delivered to the Purchaser by the Company are true, correct and complete in all material respects.

            2.20 Absence of Certain Changes. Since the HCG Interim Date, except as set forth on Schedule 2.20, the Company has conducted the Business in the ordinary course and maintained its records and books of account in reasonable detail which accurately and fairly reflect the transactions of the Company in all material respects. Since the HCG Interim Date there has not been, except as disclosed on Schedule 2.20:

            (a) Any materially adverse change in the nature of the Business, the results of the Company's operations, the Company's assets, the Company's financial condition, or the manner of conducting the Business;

            (b) Any damage, destruction or casualty loss (whether or not covered by insurance) adversely affecting the Business, the results of operations, the assets or the financial condition of the Company or its ability to carry on its operations substantially as presently conducted and as proposed to be conducted;

            (c) Any declaration, setting aside or payment of distributions in respect of the Interests;

            (d) Any entering into of any employment agreement, or any increase in the compensation payable, or to become payable, by the Company to any of its officers or partners, employees or agents over the rates payable at the Interim Date;

            (e) Any issuance of securities of the Company, including options, warrants or other agreements evidencing or requiring such issuance;

            (f) Any amendment or termination of, default by the Company or, to the knowledge of any Seller, default by any other party under, any contract, agreement or license to which the Company is a party and which materially adversely affects the Company;

            (g) Any labor dispute or collective labor negotiation involving the Company;

            (h) Any discharge or satisfaction of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent) of the Company except in the ordinary course of business;

            (i) Incurrence by the Company of any obligation or liability (accrued, absolute, fixed or contingent) except current liabilities incurred, and obligations entered into, in the ordinary course of business and consistent with prior practice (for purposes of this Agreement, the Purchaser and the Sellers agree that the incurrence of any debt other than normal trade credit shall not be in the ordinary course of business);

            (j) Institution of any severance, retirement, bonus, equity option, profit sharing pension plan or similar agreement or changes made in any such existing plans of the Company, other than severance or bonus arrangements with employees of the Company entered into in the ordinary course of business consistent with past practices or as otherwise specifically contemplated hereby;

            (k) Any capital expenditure involving an amount of more than Five Thousand ($5,000) Dollars in any one instance or an aggregate of more than Ten Thousand ($10,000) Dollars;

            (l) Announcement or initiation of any general increase in compensation, bonus, insurance or employee benefits involving employees of the Company;

            (m) Sale or disposition (other than inventory in the ordinary course of business), or lease of any property of the Company or mortgage, pledge, or grant or imposition of any Lien on any asset or property of the Company;

            (n) Cancellation or waiver of any claims or rights with a value in excess of Five Thousand ($5,000) Dollars; or

            (o) Any amendment to the LLC Agreement of the Company.

            2.21 Relationship with Advertisers, Suppliers and Customers.
Schedule 2.21 sets forth a true, correct and complete list of each customer of the Company which represented in excess of five (5%) percent of the Company's revenues in any of the fiscal years ended December 31, 1997 or December 31, 1996 or which in the good faith judgment of the Sellers is expected to account for in excess of five (5%) percent of the Company's revenues in the fiscal year ended December 31, 1998, and identifies any such customer which has terminated its relationship with the Company or significantly reduced the volume of business conducted by it with the Company since January 1, 1995. Except as described in
Schedule 2.21, such Seller has no actual knowledge that any significant supplier of goods, products or services to the Company, or any significant customer of the Company, (i) has made any material complaint or objection with respect to the service or any business practices of the Company or the transactions contemplated hereby or (ii) will cease to do business, or significantly reduce the business conducted, with the Purchaser with respect to the Business after or as a result of the consummation of any transactions contemplated hereby.

            2.22 Undisclosed Liabilities. Except (a) as disclosed in Schedule
2.22 or the other Schedules hereto, (b) as and to the extent disclosed or reserved against on the HCG Interim Balance Sheet, (c) as incurred after the HCG Interim Date in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, or (d) as incurred in connection with this Agreement or any of the transactions contemplated hereby, the Company does not have any material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due required by GAAP to be set forth on the HCG Interim Balance Sheet.

            2.23 Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or such Seller who would have a claim to any fee or commission from the Company or such Seller or the Purchaser or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

            2.24 No Material Omissions. Neither this Agreement (including the Schedules) nor any certificate delivered pursuant hereto contains any untrue statement of a material fact relating to the Sellers or the Company or omits to state a material fact relating to the Sellers or the Company necessary to make the statements made, in light of the circumstances in which they are made, not misleading. In each case where a representation and warranty is made "to the knowledge" of any Seller, such Seller has made inquiry of the responsible officer, employee or agent of the Company whose responsibilities with the Company would include those matters which are the subject of the representation and warranty.

                                   ARTICLE III

                 Representations and Warranties of the Purchaser

            The Purchaser represents and warrants to the Sellers as follows:

            3.1 Organization; Standing and Power; Business of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own its properties and to conduct its business as presently conducted and as presently proposed to be conducted. The Purchaser has delivered to the Sellers' Representative true, correct and complete copies of the certificate of incorporation of (the "Charter") and the Bylaws of the Purchaser. The business of the Purchaser consists solely of the business described on
Schedule 3.1 hereto and related activities (the "Medscape Business").

            3.2 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Purchaser with the terms hereof will not (a) violate, conflict with, cause an event of default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of the Purchaser under, or result in the creation or imposition of any Lien on any asset of the Purchaser or on any Shares under any agreement, instrument, License, franchise, judgment, order, law, rule or regulation by which the Purchaser is bound or to which the Purchaser's property is subject, nor (b) violate or conflict with the Charter or Bylaws of the Purchaser.

            3.3 Capitalization.

            The capitalization of the Purchaser is as set forth on Schedule 3.3 hereto. Except for the obligations set forth in this Agreement or as set forth on Schedule 3.3, no party has any right or obligation to purchase or sell, or any option or similar right to purchase, any security of the Purchaser. Other than this Agreement or as set forth on Schedule 3.3, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from the Purchaser or any securities of the Purchaser or obligating the Purchaser to issue, repurchase or otherwise acquire any securities of the Purchaser or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire any securities of the Purchaser. The Shares which constitute the In Kind Purchase Price represent, on a fully diluted basis as of the date hereof, ten (10%) percent of the shares of capital stock of the Purchaser. For these purposes "fully diluted" is calculated assuming that all shares of the Purchaser's preferred stock are converted into shares of the Purchaser's common stock at the applicable conversion ratio, all outstanding stock options are exercised and options to purchase all additional shares of the Purchaser's common stock currently reserved under the Medscape Stock Award Plan are made and such options are exercised but excluding the restricted shares described in
Section 5.1(f) below. The issuance of the Shares will not trigger any "antidilution" provision of any existing security of the Purchaser.

            3.4 Due Authorization of the Shares. The issuance, sale and delivery of the Shares pursuant to this Agreement have been duly authorized by all requisite corporate action on the part of the Purchaser and when issued, sold and delivered in accordance with this Agreement, the Shares will be validly issued and outstanding, fully paid and non-assessable, free and clear of all Liens, restrictions, encumbrances and rights of others of any kind other than those created or permitted by the Sellers.

            3.5 Binding Effect. The Purchaser has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser do not and will not require the approval of any other party. Assuming the due execution and delivery of this Agreement by the Sellers, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to the enforcement of creditor's rights generally, the availability of equitable remedies and to general equity principles.

            3.6 Other Equity Interests. The Purchaser does not have, and has not had at any time, any direct or indirect equity interest in any other corporation, partnership, joint venture, limited liability company or other entity or any commitment to acquire any such equity interest.

            3.7 Financial Statements, Books and Records and Accounts Receivable.

            (a) The audited balance sheet of the Purchaser as of December 31, 1997 and the unaudited balance sheet of the Purchaser (the "Medscape Interim Balance Sheet") as of September 30, 1998 (the "Medscape Interim Date"), annexed hereto as Schedule 3.7(a) (collectively the "Medscape Balance Sheets") have been prepared from the books and records of the Purchaser and fairly present the financial position of the Purchaser as of the respective dates thereof in conformity with generally accepted accounting principles consistently applied ("GAAP") (except as noted on Schedule 3.7(a)), and include all adjustments required for a fair presentation.

            (b) The audited statement of income of the Purchaser for the year ended December 31, 1997 and the unaudited statement of income for the Purchaser for the nine months ended September 30, 1998, annexed hereto as Schedule 3.7(b) (collectively the "Medscape Income Statements" and, together with the Medscape Balance Sheets, the "Medscape Financial Statements") have been prepared from the books and records of the Purchaser and fairly present the results of operations of the Purchaser for the periods covered thereby in conformity with GAAP (except as noted on Schedule 3.7(b)), and include all adjustments required for a fair presentation.

            (c) The books of account, stock record books, and other records of the Purchaser, all of which have been made available to the Sellers' Representative by the Purchaser, are true, correct and complete.

            3.8 Taxes. Except as set forth on Schedule 3.8, (a) the Purchaser has timely paid and will timely pay all Taxes required to be paid on or before the Closing Date by the Purchaser for all periods up to and including the Closing Date, has accrued for all Taxes for all periods up to and including the Closing Date which Taxes are not required to be paid on or before the Closing Date, has timely withheld or collected and will timely withhold or collect all Taxes required to be withheld or collected on or before the Closing Date by the Purchaser for all periods up to and including the Closing Date, has timely deposited and will timely deposit all Taxes required to be deposited on or before the Closing Date by the Purchaser for all periods up to and including the Closing Date, and has timely filed and will timely file all material Tax returns required to be filed on or before the Closing Date by the Purchaser with respect to such Taxes for all periods up to and including the Closing Date and each such return was or will be when filed true, correct and complete in all material respects, (b) to the knowledge of Purchaser, no notice of any proposed adjustment or notice of underpayment has been issued by any Governmental Entity with respect to any such Taxes, (c) to the knowledge of Purchaser, no claim has been asserted, proposed or threatened with respect to any such Taxes that remain outstanding, (d) no extension of the time for assessment of any such Taxes has been requested or granted (other than any such extension that is no longer in effect), (e) no protests are pending with respect to any such Taxes, (f) there are no Liens for Taxes (except Liens for Taxes not yet due) on any assets of the Purchaser, and no action, proceeding or investigation has been instituted or, to the knowledge of the Purchaser threatened, against the Purchaser which would give rise to any such Lien and (g) to the knowledge of the Purchaser, no audit, action or proceeding or investigation of the Purchaser relating to any Tax is currently ongoing and no audit of the Purchaser relating to any Tax has been undertaken within the preceding five years.

            3.9 Legal Proceedings. Schedule 3.9 sets forth a true, correct and complete list of all claims, suits, actions, arbitrations, legal, administrative and other proceedings, and, to the knowledge of the Purchaser, governmental investigations, to which the Purchaser is a party or which, to the knowledge of the Purchaser, are specifically applicable to the Purchaser or any of its properties, assets, operations or the Medscape Business or any of the transactions contemplated by this Agreement and which are currently pending or were pending at any time since January 1, 1995. To the Purchaser's knowledge,
(i) no claim, suit, action, arbitration, proceeding or investigation of the nature or relating to the matters described in the preceding sentence has been threatened and (ii) there is no basis for any suit, action, arbitration, proceeding or investigation of such nature or relating to such matters. Except as described on Schedule 3.9 hereto, the Purchaser is not in default under any judgment, order, writ, injunction or decree of any Governmental Entity specifically applicable to the Purchaser or any of its properties, assets, operations or business, and there is no such judgment, order, writ, injunction or decree of any kind in effect enjoining or restraining the Purchaser or any director or officer of the Purchaser from taking any action of any kind. To the knowledge of the Purchaser, no material distributed by the Purchaser prior to the Closing Date contains any material that is libelous or an invasion of privacy or infringes any similar right of any third party.

            3.10 Labor and Employee Benefit Matters.

            (a) Schedule 3.10 hereto contains a true and complete list of (i) each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee pension or welfare benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, which is now sponsored, maintained, contributed to or required to be contributed to, by the Purchaser or pursuant to which the Purchaser has, or could reasonably be expected to have, any liability, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Medscape Benefit Plan"); and (ii) each management, employment, bonus, option, equity (or equity related), severance, consulting, noncompete, confidentiality or similar agreement or contract currently in effect between the Purchaser and any current, former or retired employee, officer, consultant, independent contractor, agent or partner of the Company (each a "Medscape Employee Agreement"). The Purchaser does not currently sponsor, maintain, contribute to, nor is it required to contribute to, nor has the Purchaser ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (i) any "defined benefit plan" (as defined in ERISA Section 3(35)), (ii) except as described on Schedule 3.10, any "multiemployer plan" (as defined in ERISA Section 3(37)) or any plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA), (iii) any plan that is, is intended to be, or has ever been treated as a "qualified plan" (within the meaning of Section 401(a) of the Code) or any plan that is, is intended to be, or has ever been treated as a plan subject to Title IV of ERISA, or (iv) any Medscape Benefit Plan or Medscape Employee Agreement which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee (or spouse or dependent thereof) upon or following the employee's retirement or termination of employment, except as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

            (b) Except as set forth in Schedule 3.10, the Purchaser is not and has never been (i) a member of a "controlled group of companies," under "common control" or an "affiliated service group" within the meaning of Sections 414(b),
(c) or (m) of the Code, (ii) required to be aggregated under Section 414(o) of the Code, or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing sections, in each case with any other entity.

            (c) The Purchaser has provided to the Sellers accurate and complete copies of all documents embodying or relating to each Medscape Benefit Plan and each Medscape Employee Agreement, including all amendments thereto, trust or funding agreements relating thereto, the two most recent annual reports required under ERISA, the most recent determination letter received from the Internal Revenue Service, if any, and the most recent summary plan description (with all material modifications).

            (d) All contributions required to be made to or with respect to any Medscape Benefit Plan or Medscape Employee Agreement by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Medscape Benefit Plan or Medscape Employee Agreement, for any period through the Closing Date have been or, as applicable, shall be, timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, shall be fully disclosed on Schedule 3.10.

            (e) Each Medscape Benefit Plan is currently, and has been at all times prior to the Closing Date, maintained substantially in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code. There is not now, nor to the Purchaser's knowledge do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Medscape Benefit Plan or Medscape Employee Agreement or the imposition of any Lien on the assets of the Purchaser under applicable law, including, without limitation, ERISA and the Code.

            (f) Except as set forth on Schedule 3.10, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events directly related to the transactions contemplated by this Agreement) constitute an event under any Medscape Benefit Plan or Medscape Employee Agreement that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee or former employee or any spouse or dependent thereof.

            (g) Except as set forth on Schedule 3.10, with respect to each Medscape Benefit Plan or Medscape Employee Agreement, there have been no "prohibited transactions" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) and no fiduciary with respect to any Medscape Benefit Plan or Medscape Employee Agreement has incurred, or to the Purchaser's knowledge can reasonably be expected to incur, liability for a breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Medscape Benefit Plan. Further, no action, suit, proceeding, or hearing, or to the Purchaser's knowledge, investigation with respect to any Medscape Benefit Plan or Medscape Employee Agreement is pending or, to the knowledge of any Purchaser, threatened.

            3.11 Compliance with Laws. The conduct of the Medscape Business complies in all material respects with (a) all statutes, laws, regulations, ordinances, rules, licenses, judgments, orders or decrees applicable thereto (including regulations promulgated by the Food and Drug Administration), including compliance with any government contractor affirmative action plan, if applicable, and (b) the Charter and Bylaws of the Purchaser. Except as set forth on Schedule 3.11, the Purchaser has not received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order, decree or license applicable thereto or to its properties from any Governmental Entity or other person and the Purchaser has no knowledge of any such violation.

            3.12 Insurance. The Purchaser maintains insurance policies with insurers, in such amounts and against such risks of the Purchaser as are customary and reasonable for the Medscape Business and its assets.

            3.13 Contracts. The Purchaser is not in material breach of any material Contract to which it is a party.

            3.14 Properties.

            (a) Schedule 3.14 contains a true, correct and complete list of all real property leasehold interests the Purchaser (the "Medscape Leasehold Interests"). The Purchaser has the legal right to possess and quietly enjoy the real property in which it has Medscape Leasehold Interests and has received no notice from any person asserting any claim or right inconsistent therewith. The Purchaser has never owned in fee any interest in real property.

            3.15 Intellectual Property.

            (a) Except as set forth in Schedule 3.15, the Purchaser has the unrestricted right to use and holds the copyright to all of the data which comprises all of its data bases including data taken directly from any and all external sources as well as derived data.

            (b) Except as set forth on Schedule 3.15, (i) the Purchaser has not been sued or charged or been a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any intellectual property rights, (ii) to the knowledge of the Purchaser, there are no other claims that the Purchaser is infringing any existing patent, trademark or copyright or any basis for any such claim, without regard to whether any such patent, trademark or copyright is ultimately found to be valid, (iii) to the knowledge of the Purchaser, the use of the intellectual property rights in connection with the Medscape Business, as currently being conducted, does not infringe the patent, trademark, copyright or any other right of any third party.

            3.16 Website Traffic. The website traffic statistics set forth in the report dated August 30, 1998, previously delivered to the Company by the Purchaser are true, correct and complete in all material respects.

            3.17 Absence of Certain Changes. Since the Medscape Interim Date, except as set forth on Schedule 3.17, the Purchaser has conducted the Medscape Business in the ordinary course and maintained its records and books of account in reasonable detail which accurately and fairly reflect the transactions of the Purchaser in all material respects. Since the Medscape Interim Date there has not been, except as disclosed on Schedule 3.17:

            (a) Any materially adverse change in the nature of the Medscape Business, the results of the Purchaser's operations, the Purchaser's assets, the Purchaser's financial condition, or the manner of conducting the Medscape Business;

            (b) Any damage, destruction or casualty loss (whether or not covered by insurance) adversely affecting the Medscape Business, the results of operations, the assets or the financial condition of the Purchaser or its ability to carry on its operations substantially as presently conducted and as proposed to be conducted; or

            (c) Any declaration, setting aside or payment of distributions in respect of any capital stock.

            3.18 Relationship with Advertisers, Suppliers and Customers. Except as described in Schedule 3.18, the Purchaser has no actual knowledge that any significant supplier of goods, products or services to the Purchaser, or any significant customer of the Purchaser, (i) has made any material complaint or objection with respect to the service or any business practices of the Purchaser or the transactions contemplated hereby or (ii) will cease to do business, or significantly reduce the business conducted, with the Purchaser with respect to the Business after or as a result of the consummation of any transactions contemplated hereby.

            3.19 Undisclosed Liabilities. Except (a) as disclosed in Schedule
3.19 or the other Schedules hereto, (b) as and to the extent disclosed or reserved against on the Medscape Interim Balance Sheet, (c) as incurred after the Medscape Interim Date in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, or (d) as incurred in connection with this Agreement or any of the transactions contemplated hereby, the Purchaser does not have any material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due required by GAAP to be set forth on the Medscape Interim Balance Sheet.

            3.20 Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who would have a claim to any fee or commission from the Purchaser or the

Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

            3.21 No Material Omissions. Neither this Agreement (including the Schedules) nor any certificate delivered pursuant hereto by the Purchaser contains any untrue statement of a material fact relating to the Purchaser or omits to state a material fact relating to the Purchaser necessary to make the statements made, in light of the circumstances in which they are made, not misleading. In each case where a representation and warranty is made "to the knowledge" of the Purchaser, the Purchaser has made diligent inquiry of the responsible officer, employee or agent of the Purchaser whose responsibilities with the Purchaser would include those matters which are the subject of the representation and warranty.

                                   ARTICLE IV

                                    Covenants

            4.1 The Sellers' Confidentiality Obligations. The Sellers acknowledge that from and after the Closing, the Purchaser will have a legitimate and continuing proprietary interest in the protection of trade secrets and confidential information, knowledge and data of the Company and any similar information with respect to the Purchaser (collectively, the "Confidential Information") which is provided to any Seller. Except as disclosure may be ordered by a Governmental Entity of competent jurisdiction or as otherwise required by law, each Seller severally agrees that such Seller and such Seller's Affiliates will maintain and cause to be maintained the confidentiality of all Confidential Information related to the Business or the Medscape Business, the Company or the Purchaser or any of its Affiliates, which is held by or known to any of them and shall not disclose the Confidential Information to any person. In the event that any Seller or any of such Seller's Affiliates is notified that he, she or it is or may become legally compelled to disclose any of the Confidential Information, such Seller will provide the Purchaser with prompt written notice of the existence, terms and circumstances surrounding such notice so that the Purchaser may, at its cost and expense, seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained prior to the time disclosure is required, the Sellers will furnish only that portion of the Confidential Information that they are advised in writing by counsel is legally required to be furnished, and will furnish to the Purchaser a copy of such written advice of counsel. The Sellers and their Affiliates shall not use any Confidential Information for any of their benefit or the benefit of any other person. Information, knowledge or data shall not be deemed to be Confidential Information to the extent that it is or becomes generally available to the public other than as a result of disclosure by a Seller or any of Seller's Affiliates, or becomes available to the Sellers on a nonconfidential basis from a source other than the Company or the Purchaser or any of its Affiliates or is known to a Seller prior to its disclosure to such Seller by the Company or the Purchaser or any of its Affiliates.

            4.2 No Solicitation of Employees or Consultants, Non-Interference. Jeffrey Drezner, M.D., Ph.D., agrees that for the period during which he shall be in the Purchaser's employ and for a period of one year after the termination of such employment for any reason whatsoever, he will not, within the United States and its territories and possessions, or in any other geographical area in which the Purchaser has an office or a client (the "Medscape Territory"), directly or indirectly, on his own behalf or on behalf of anyone else engaged in a business which is directly competitive with the Purchaser, without the prior written consent of the Purchaser (i) persuade or attempt to persuade any customer of the Purchaser or its affiliates as of the date of the termination of his employment, to cease doing business with, or to reduce the amount of business it does with, the Purchaser or its affiliates or solicit the business of any of the Purchaser's or its affiliates' customers as of the date of the termination of his employment with the Purchaser, (ii) render to or for any customer of the Purchaser or its affiliates as of the date of the termination of his employment with the Purchaser any services of the type rendered by the Purchaser to its customers unless such services are rendered as an employee or consultant of the Purchaser or (iii) solicit or encourage to leave the employ of the Purchaser or its affiliates, or to become employed by any person other than the Purchaser, any employee of the Purchaser or its affiliates, or any individual who was an employee of the Purchaser or its or affiliates during the one year prior to the termination of his employment with the Purchaser. Jeffrey Drezner, M.D., Ph.D., agrees that for the period during which he shall be in the Purchaser's employ and for a period of six months after the termination of such employment for any reason whatsoever, he will not, within the Medscape Territory, directly or indirectly, on his own behalf or on behalf of anyone else engaged in a business which is directly competitive with the Purchaser, without the prior written consent of the Purchaser's, employ any employee of the Purchaser or its affiliates, or any individual who was an employee of the Purchaser or its affiliates during the three month period prior to the termination of his employment. Jeffrey Drezner, M.D., Ph.D., acknowledges and agrees that the restrictions and obligations imposed on him or her by virtue of this Section 4.2 are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of the Purchaser and the goodwill associated with the business of the Purchaser. It is the intent Jeffrey Drezner, M.D., Ph.D., and the Purchaser that this Agreement be enforceable and restrict the Purchaser's activities only to the extent permitted by applicable law. Therefore, if any provision of this Section 4.2 as presently written shall be construed to be illegal, invalid or unenforceable by a court of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            4.3 Taxes. The Sellers shall be liable for any obligation or liability of the Company or the Sellers for transfer or sales taxes or other taxes attributable to, arising from or associated with the sale or transfer from the Sellers to the Purchaser of the Interests and the Sellers shall prepare and file all required returns relating to such taxes.

            4.4 Covenant Not to Compete. Jeffrey Drezner, M.D., Ph.D., agrees that for the period during which he shall be in the Purchaser's employ and for a period of one year after the termination of such employment for any reason whatsoever, he shall not, whether as an owner, shareholder (other than in his capacity as holder of less than 2% of the shares of any corporation whose shares are traded on a national securities exchange or over the counter which shall be excepted from this restriction), partner, employee, consultant, advisor, independent contractor or otherwise, directly or indirectly compete with the business of the Purchaser in any manner. Jeffrey Drezner, M.D., Ph.D., acknowledges and agrees that the restrictions and obligations imposed on him by virtue of this Section 4.4 are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of the Purchaser and the goodwill associated with the business of the Purchaser. It is the intent of Jeffrey Drezner, M.D., Ph.D., and the Purchaser that this Agreement be enforceable and restrict Jeffrey Drezner, M.D., Ph.D.'s, activities only to the extent permitted by applicable law. Therefore, if any provision of this Section 4.4 as presently written shall be construed to be illegal, invalid or unenforceable by a court of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            4.5 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sellers for certain Tax matters following the Closing Date:

            (a) Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare, at the Company's expense, all Tax returns for the Company for all periods ending on or prior to the Closing Date which are due after the Closing Date, such returns to be prepared in a manner consistent with prior years. The Purchaser (or, if required by law, the Sellers) shall timely file or shall cause the Company to timely file such Tax returns (if timely prepared by the Sellers), provided that the Sellers shall be liable for any and all Taxes actually due and payable with respect to any period prior to

January 1, 1998 to the extent such liability was not accrued and reflected on the HCG Interim Balance Sheet or otherwise set forth in the Schedules attached hereto.

            (b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Sellers shall pay to the Purchaser not later than fifteen (15) days prior to the date such Taxes are due with respect to such periods an amount equal to the portion of such Taxes actually due and payable with respect to the portion of such Taxable period ending on December 31, 1997 to the extent such Taxes were not accrued and reflected on the HCG Interim Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) December 31, 1997, the portion of such Tax which relates to the portion of such Taxable period ending on December 31, 1997 shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on December 31, 1997. Any credits relating to a Taxable period that begins before and ends after December 31, 1997 shall be taken into account as though the relevant Taxable period ended on December 31, 1997.

            (c) Cooperation on Tax Matters.

                  (i) The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

                  (ii) The Purchaser and the Sellers further agree, upon
            request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (d) Notification of Inquiry. If the Purchaser or the Company becomes aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable for any Taxable year or Tax period ending on or before the Closing Date, the Purchaser shall promptly notify the Sellers in writing and shall permit the Sellers to participate at their own expense in any such official inquiry, examination or proceeding. If the Sellers become aware of any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable by the Company, the Sellers shall promptly so notify the Purchaser in writing and shall permit the Purchaser and the Company to participate at their own expense in any such official inquiry, examination or proceeding.

                                    ARTICLE V

                            Conditions to Obligations

            5.1 Conditions to Sellers' Obligations. The obligation of the Sellers to sell the Interests and to cause the sale of the Interests pursuant to the provisions of this Agreement shall be subject to the satisfaction at or before the Closing of the following conditions, which may be waived by the Sellers' Representative:

            (a) the Purchaser shall have performed and complied in all material respects with its covenants and agreements contained herein and the Sellers' Representative shall have received a certificate to this effect from an executive officer of the Purchaser;

            (b) the representations and warranties of the Purchaser contained in
Article III of this Agreement shall be true, correct and complete in all material respects at and as of the Closing Date, and the Sellers' Representative shall have received a certificate to this effect from an executive officer of the Purchaser;

            (c) the Company shall have entered an employment and restricted stock purchase agreement with Jeffrey Drezner, M.D., Ph.D., in the form of Exhibit B hereto (the "Drezner Employment Agreement");

            (d) the Amended and Restated Stockholders' Agreement shall have been executed and delivered by all parties thereto necessary to effect the amendments therein other than the Sellers; and

            (e) Jeffrey Drezner, M.D., Ph.D., shall have been elected a director of the Purchaser effective as of the Closing; and

            (f) the restricted shares issuable to Jeffrey Drezner, M.D., Ph.D. pursuant to the Drezner Employment Agreement shall have been issued simultaneously with the Closing.

            5.2 Conditions to the Purchaser's Obligations. The obligation of the Purchaser to purchase the Interests from the Sellers pursuant to the provisions of this Agreement shall be subject to the satisfaction at or before the Closing of the following conditions, which may be waived by the Purchaser:

            (a) The Sellers shall have performed and complied in all material respects with their covenants and agreements contained herein and the Purchaser shall have received a certificate to this effect from the Sellers' Representative;

            (b) the representations and warranties of each Seller contained in Article ll of this Agreement shall be true, correct and complete in all material respects at and as of the Closing Date, and the Purchaser shall have received a certificate to this effect from the Sellers' Representative;

            (c) the Sellers shall have obtained consents from all third parties which are required for the transfer of the Interests or the operation of the Business after the Closing Date, including any consents to assignment of any Contract to which the Company is a party where the transfer of the Interests to the Purchaser may be deemed an assignment of such Contract;

            (d) the Company shall have entered into the Drezner Employment Agreement, in the form of Exhibit B hereto; and

            (e) the Amended and Restated Stockholders' Agreement shall have been executed and delivered by all parties thereto necessary to effect the amendments therein.

                                   ARTICLE VI

                                 Indemnification

            6.1 Indemnification by Sellers.

            (a) Subject to the limitations set forth in this Agreement, each of the Sellers jointly and severally, agrees promptly to indemnify, defend and hold harmless the Purchaser from and against any and all assessments, judgments, debts, obligations, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable out-of-pocket fees, expenses and disbursements in connection with any action, suit or proceeding) net of insurance proceeds actually received (collectively, "Damages"), suffered, paid or incurred by the Purchaser or the Company resulting from or caused by or arising out of any breach of the representations and warranties made by any Seller to the Purchaser in this Agreement or in any Schedule hereto or any certificate delivered hereunder (provided; that liability for the representations and warranties in Section 2.4 and 2.5, which are made severally, rather than jointly and severally, shall be several). In addition, each of the Sellers severally agrees promptly to indemnify, defend and hold harmless the Purchaser from and against any and all Damages suffered, paid or incurred by the Purchaser or the Company resulting from or caused by or arising out of any failure by such Seller to perform any of his or her covenants or agreements contained in this Agreement.

            (b) Notwithstanding anything contained in this Agreement to the contrary, indemnification under Section 6.1(a) is subject to the limitations that (i) the aggregate amount of all payments required to be made by any Seller in satisfaction of claims for indemnification pursuant to Section 6.1(a) shall not exceed the portion of the Cash Purchase Price paid and the then fair market value of the Shares delivered to him and (ii) no claim for indemnification may be made until and thereafter only to the extent that the aggregate of Damages for which the Sellers would otherwise be liable exceeds $75,000.

            6.2 Indemnification by the Purchaser.

            (a) The Purchaser agrees to indemnify and hold harmless the Sellers from and against any and all Damages suffered, paid or incurred by any Seller resulting from or caused by or arising out of: (i) any breach of the representations and warranties made by the Purchaser in this Agreement or any certificate delivered hereunder and (ii) any failure by the Purchaser to perform any covenant or agreement of the Purchaser contained in this Agreement.

            (b) Notwithstanding anything contained in this Agreement to the contrary, that (i) the aggregate of all payments to be made by the Purchaser in satisfaction for claims for indemnification pursuant to this Section 6.2 shall not exceed the aggregate value of the Cash Purchase Price and the then fair market value of the Shares and (ii) no claim for indemnification may be made until and thereafter only to the extent that the aggregate amount of Damages for which the Purchaser would otherwise be liable exceeds $75,000.

            6.3 Indemnity Procedure for Third Party Claims.

            Promptly after receipt by a party seeking indemnification hereunder (an "Indemnified Party") of notice of any claim or the commencement by any third party of any action, suit or proceeding which might result in the other party hereto (the "Indemnifying Party") becoming obligated to indemnify or make any other payment to the Indemnified Party under this Agreement, the Indemnified Party shall notify the Indemnifying Party forthwith in writing of the commencement thereof or of the claim, and shall furnish the Indemnifying Party with all information and documents relating thereto promptly after its receipt thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume and control the defense of such claim, litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party in good faith and at the Indemnifying Party's own expense; provided that unless and until the Indemnifying Party shall assume such defense pursuant to this sentence, the Indemnified Party shall have the right to conduct and control the defense of such claim, litigation or proceeding (including the settlement thereof) without the Indemnifying Party's consent and shall be entitled to payment from the Indemnifying Party of all reasonable costs of such defense (including attorney's fees and expenses). In any such claim, litigation or proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of the same counsel or (ii) the named parties to any such litigation or proceeding (including impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them; in the case of clause (ii) above, such separate counsel may be retained by the Indemnified Party at the expense of the Indemnifying Party. The Indemnifying Party may elect to settle any claim, action or proceeding defended by it without the written consent of the Indemnified Party provided that such settlement is limited to payment of monetary damages which are payable in full by the Indemnifying Party and the Indemnified Party is fully discharged at the time of the settlement from any liability with respect to the claim, action or proceeding, and the Indemnified Party shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnifying Party so long as the Indemnifying Party is controlling or defending such claim in good faith. The Indemnifying Party may not enter into any settlement that is not limited to payment of monetary damages without the Indemnified Party's prior written consent which will not be unreasonably withheld. Each of the Sellers and the Purchaser covenant to use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 6.3.

            6.4 Tax Indemnification.

            (a) Notwithstanding any limitation on indemnification set forth in
Section 6.1 or 6.3 of the Agreement and without regard to any other limitation on liability set forth in the Agreement, after the Closing Date, the Sellers, jointly and severally, will fully indemnify, defend and hold harmless the Purchaser from and against any and all Damages resulting from, arising out of or relating to Taxes for periods ending on or before December 31, 1997, or for any Taxes not disclosed in Schedule 2.8, imposed on the Company for, or resulting from the denial of any deduction or credit claimed for, any taxable period ending on or before the Closing Date.

            (b) This Section 6.4 shall remain in force for the period described in Section 7.6 of the Agreement.

            6.5 Waiver of Right to Contribution. Each Seller hereby waives, effective as of the Closing Date, any rights which such Seller may have against the Company in connection with any contribution or indemnification for payments made after the Closing Date pursuant to this Agreement or otherwise.

            6.6 Sole Remedy. In the event of a breach of a representation or warranty or covenant hereunder, the remedy of the beneficiary of such representation or warranty or covenant shall be limited solely to the indemnity set forth in this Article VI.

                                   ARTICLE VII

                                  Miscellaneous

            7.1 Expenses. Except as provided below, each party will pay all of his, her or its own expenses in connection with the negotiation of this Agreement, the performance of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby. The Sellers shall not charge any such expenses to the Company. Purchaser shall reimburse one-half of the Sellers' legal expenses payable to Goodwin, Procter & Hoar LLP in connection with the negotiation and documentation of the transaction contemplated hereby and by the Drezner Employment Agreement up to a maximum total reimbursement of $25,000.

            7.2 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.

            7.3 Further Assurances. Each of the parties hereto covenants and agrees to take any and all such further action and to execute, acknowledge and deliver such instruments, documents and agreements as any other party may reasonably request to effectuate, consummate or confirm the transactions contemplated hereby.

            7.4 Amendment and Waiver. This Agreement may be amended only in a writing signed by the Sellers' Representative and the Purchaser. Any provision of this Agreement may be waived by the party entitled to the benefit thereof only in a writing executed by the party against whom such waiver is sought to be enforced. No waiver shall be deemed a waiver of any other provision of this Agreement, and no waiver of a breach hereunder shall be deemed a waiver of any other or subsequent breach of this Agreement.

            7.5 Notice. All notices, demands and other communications to be given or delivered hereunder shall be in writing and will be deemed to have been given if personally delivered or sent by overnight courier (in each such case delivery will be effective upon receipt) or by confirmed facsimile to the addresses indicated below or to such other addresses as the parties may specify on notice as herein provided:

            If to the Purchaser, to:

            Medscape, Inc.
            134 West 29th Street
            New York, New York 10001
            Telecopy No. (212) 760-3140
            Attention: Mr. Paul T. Sheils
                       President and Chief Executive Officer

                  with a copy to:

            Patterson, Belknap, Webb & Tyler LLP
            1133 Avenue of the Americas
            New York, New York 10036-6710
            Telecopy No. (212) 336-2222
            Attention: John P. Schmitt, Esq.

            If to the Sellers, to:

            Jeffrey L. Drezner, MD, Ph.D.
            Sellers' Representative
            Healthcare Communications Group, L.L.C.
            10819 Pleasant Hill Drive
            Potomac, MD 20854
            Telecopy No. (301) 299-1124

                  with a copy to:

            Goodwin, Procter & Hoar LLP
            Exchange Place
            Boston, Massachusetts 02109-2881
            Telecopy No. (617) 305-6550
            Attention: H. David Henken, Esq.
                       John J. Egan, Esq.

            7.6 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation by any party hereto, each of the representations and warranties of the parties and the related indemnification obligations that are set forth in this Agreement or in any certificate delivered hereunder shall survive the Closing Date


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

until the first anniversary of the Closing Date (the "Expiration Date") except those representations and warranties contained in Section 2.4 and Section 3.4 (Capitalization) which shall survive indefinitely and Section 2.8 and Section
3.8 (Taxes), and 2.10 and 3.10 (Labor and Employee Benefit Matters) which shall remain in force until the expiration of the applicable statute of limitations; provided, however, that delivery by one party to the other of notice of a breach of any representation or warranty, specifying the breach in reasonable detail, on or prior to the Expiration Date, or the expiration of the applicable statute of limitations, as the case may be, shall be deemed to preserve such party's claim solely with respect to that particular breach of representation and warranty. Those covenants contained in this Agreement that contemplate or may involve actions to be taken or obligations in effect after the Closing Date shall survive the Closing Date until the expiration of the applicable statute of limitations.

            7.7 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors. The Sellers may not assign their rights or delegate their duties hereunder without the prior written consent of the Purchaser, which consent may be granted, withheld or conditioned in the sole and absolute discretion of the Purchaser. The Purchaser may not assign its rights or delegate its duties hereunder, whether by operation of law or otherwise, to any non-affiliated third party, without the prior written consent of the Sellers' Representative, which consent may be granted, withheld or conditioned in the sole and absolute direction of the Sellers' Representative.

            7.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            7.9 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

            7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which need not contain signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees that it will be bound by his, her or its own telecopied signature and that he, she or it accepts the telecopied signatures of the other parties to this Agreement.

            7.11 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof. Any legal action or proceeding with respect to this Agreement or any transaction related hereto shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by the execution and delivery of this Agreement, each of the parties hereto hereby consents for himself, herself and itself and in respect of his, her or its property to the exclusive jurisdiction of the aforesaid courts and agrees that service of process in any legal action or proceeding with respect to this Agreement or any transaction related hereto may be made on such party by delivery of such process by certified mail, return receipt requested, to such party at its address for notice pursuant to Section 7.5 of this Agreement with the same effect as if such process was personally served on such party within the State of New York. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, but not limited to, any objection to the laying of venue or based on the ground of forum non conveniens, which he, she or it may now or hereafter have to the bringing of any action or proceeding in such jurisdictions in respect of this Agreement or any transaction related hereto. Nothing contained herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

            7.12 Remedies. All rights, remedies or powers hereby conferred shall, to the extent not prohibited by law, be deemed cumulative and not exclusive of any other thereof, or of any other rights, remedies or powers available. No single or partial exercise of any right, remedy or power by a party shall preclude further exercise thereof. No delay or omission to exercise any right, power or remedy accruing to a party upon the occurrence of any breach of any warranty, covenant or agreement contained in this Agreement shall impair any such right, power or remedy or be construed to be a waiver of any such breach or any acquiescence therein or to any similar breach thereafter occurring. In addition to such other rights and remedies as the Purchaser may have at equity or in law with respect to any breach of this Agreement, if Jeffrey L. Drezner, M.D., Ph.D. commits a material breach of any of the provisions of Sections 4.2 and 4.4, the Purchaser shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy to the Purchaser.

            7.13 Public Announcements. No public announcement concerning the transactions contemplated hereby may be made by either party without the consent of the other except as may be required by law or the rules of any applicable securities exchange.

            7.14 Entire Agreement; Termination of Certain Prior Agreements Between Company and Sellers. This Agreement (including the Exhibits, Schedules, documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written or oral, between such parties with respect to the subject matter hereof and thereof. Without limitation to the foregoing, each party hereto understands and agrees that all prior employment agreements between the Company and any of the Sellers shall terminate effective as of the Closing.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on their behalf as of the day and year first above written.

                                    MEDSCAPE, INC.


                             By: /s/ Paul T. Sheils
                                 -----------------------------
                                 Name: Paul T. Sheils
                                 Title:President and Chief
                                       Executive Officer


                                 /s/ Jeffrey L. Drezner
                                 -----------------------------
                                 Jeffrey L. Drezner


                                 /s/ Melanie Moore
                                 -----------------------------
                                 Melanie Moore


                                 /s/ Sandra Sims
                                 -----------------------------
                                 Sandra Sims


                                 /s/ Jason Rosenbaum
                                 -----------------------------
                                 Jason Rosenbaum